UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                ROGUE WAVE, INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   775369 10 1
                         ------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                  13G               Page 2 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Menlo Ventures VI, L.P.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             525,708
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               - 0 -
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                         525,708
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         525,708
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.84%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                  13G               Page 3 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Menlo Entrepreneurs Fund VI, L.P.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             9,101
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY                - 0 -
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                         9,101
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,101
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.12%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                  13G               Page 4 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         MV Management VI, L.P.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             534,809
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               - 0 -
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                         534,809
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          534,809
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.96%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                  13G               Page 5 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Bredt, Thomas H.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               534,809
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         534,809
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,809
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.96%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                  13G               Page 6 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jarve, John W.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               534,809
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         534,809
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,809
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.96%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                  13G               Page 7 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Carlisle, Douglas C.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               534,809
 EACH REPORTING   ------- ------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         534,809
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,809
------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.96%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                   13G               Page 8 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Montgomery, H. DuBose
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               534,809
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         534,809
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,809
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.96%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 8 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                   13G               Page 9 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Hoel, Sonja L.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               534,809
 EACH REPORTING   ------- ------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                        534,809
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,809
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.96%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 9 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 775369 10 1                  13G               Page 10 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Laufer, Michael D., M.D.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               534,809
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         534,809
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,809
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.96%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:  Rogue Wave, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         850 S.W. 35th Street
         Corvallis, OR 97333

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures VI, L.P. ("MV VI")
         Menlo Entrepreneurs Fund VI, L.P. ("MEF VI")
         MV Management VI, L.P. ("MVM VI")
         Thomas H. Bredt
         John W. Jarve
         Douglas C. Carlisle
         H. DuBose Montgomery
         Michael D. Laufer, M.D.
         Sonja L. Hoel

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         Entities:                  MV VI - Delaware
                                    MEF VI - Delaware
                                    MVM VI - Delaware

         Individuals:               Mr. Bredt - United States
                                    Mr. Jarve - United States
                                    Mr. Carlisle - United States
                                    Mr. Montgomery - United States
                                    Dr. Laufer - United States
                                    Ms. Hoel - United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:     775369 10 1

Item 3.        Not applicable.


                               Page 11 of 14 pages

Item 4         Ownership.


------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------
                       MV VI      MEF VI     MVM VI      Bredt      Jarve     Carlisle    Montgomery     Hoel       Laufer
------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------

(a)     Beneficial    525,708      9,101     534,809    534,809    534,809    534,809      534,809      534,809     534,809
        Ownership
------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------

(b)     Percentage     7.84%       0.12%      7.96%      7.96%      7.96%      7.96%        7.96%        7.96%       7.96%
        of Class
------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------

(c)     Sole          525,708      9,101     534,809      -0-        -0-        -0-          -0-          -0-         -0-
        Voting
        Power
------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------

        Shared          -0-         -0-        -0-      534,809    534,809    534,809      534,809      534,809     534,809
        Voting
        Power
------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------

        Sole          525,708      9,101     534,809      -0-        -0-        -0-          -0-          -0-         -0-
        Dispositive
        Power
------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------

        Shared          -0-         -0-        -0-      534,809    534,809    534,809      534,809      534,809     534,809
        Dispositive
        Power
------- ------------ ----------- ---------- ---------- ---------- ---------- ----------- ------------- ---------- ------------

Item 5.       Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.       Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.       Notice of Dissolution of Group

Not applicable.

Item 10.      Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement


                               Page 12 of 14 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 12, 1997



MENLO VENTURES VI, L.P.                        MENLO ENTREPRENEURS FUND VI, L.P.

By:      MV Management VI, L.P.                By:      MV Management VI, L.P.
         its general partner                            its general partner

By:      /s/ H. DuBose Montgomery              By:      /s/ H. DuBose Montgomery
   ------------------------------                 ------------------------------
         General Partner                                General Partner


MV MANAGEMENT VI, L.P.


By:      /s/ H. DuBose Montgomery
   ------------------------------
         General Partner


         /s/ Thomas H. Bredt
   ------------------------------
         Thomas H. Bredt


         /s/ John W. Jarve
   ------------------------------
         John W. Jarve


         /s/ Douglas C. Carlisle
   ------------------------------
         Douglas C. Carlisle


         /s/ H. DuBose Montgomery
   ------------------------------
         H. DuBose Montgomery


         /s/ Michael D. Laufer
   ------------------------------
         Michael D. Laufer


         /s/ Sonja L. Hoel
   ------------------------------
         Sonja L. Hoel


                               Page 13 of 14 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 12, 1997



MENLO VENTURES VI, L.P.                        MENLO ENTREPRENEURS FUND VI, L.P.

By:      MV Management VI, L.P.                By:      MV Management VI, L.P.
         its general partner                            its general partner

By:      /s/ H. DuBose Montgomery              By:      /s/ H. DuBose Montgomery
   ------------------------------                 ------------------------------
         General Partner                                General Partner


MV MANAGEMENT VI, L.P.


By:      /s/ H. DuBose Montgomery
   ------------------------------
         General Partner


         /s/ Thomas H. Bredt
   ------------------------------
         Thomas H. Bredt


         /s/ John W. Jarve
   ------------------------------
         John W. Jarve


         /s/ Douglas C. Carlisle
   ------------------------------
         Douglas C. Carlisle


         /s/ H. DuBose Montgomery
   ------------------------------
         H. DuBose Montgomery


         /s/ Michael D. Laufer
   ------------------------------
         Michael D. Laufer


         /s/ Sonja L. Hoel
   ------------------------------
         Sonja L. Hoel

                               Page 14 of 14 pages